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                                                                       Exhibit 5



                                BINGHAM DANA LLP
                                 150 FEDERAL ST
                        BOSTON, MASSACHUSETTS 02110-1726




                                 August 2, 2000



Signal Technology Corporation
222 Rosewood Drive
Danvers, MA 01923


Re:      Registration Statement on Form S-3
         Under the Securities Act of 1933, as amended

Ladies and Gentlemen:

         We have acted as counsel for Signal Technology Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,530,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares," which term includes 2,000,000 shares offered by the Company, 200,000 shares offered by certain stockholders of the Company and also 330,000 shares that may be offered by the Company solely in order to cover over-allotments, if any), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission on August 2, 2000.

         As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

         In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

         We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company, certain of its
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stockholders named therein, and the underwriters named therein (the
"Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing votes of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

         This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon the foregoing, we are of the opinion that the Shares to be offered by the selling stockholders referred to above have been validly issued and are fully paid and non-assessable, and the Shares to be offered by the Company, when delivered and paid for in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,


                                        /s/ BINGHAM DANA LLP